Exhibit 23.2

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

          As independent public accountants, we hereby consent to the incorporation by reference in this Form S-4 of our report dated February 2, 2001 included in Charles E. Smith Residential Realty, Inc.’s previously filed form 10-K for the year ended December 31, 2000 and to all references to our Firm included in this registration statement.

/S / ARTHUR ANDERSEN LLP

Vienna Virginia
June 22, 2001